Exhibit 10.2

Travelzoo (Europe) Ltd
90 Long Acre, Covent Garden
London WC2E 9RZ
Phone +44 (0) 20 7203 2000
Fax +44 (0) 20 7203 2001

Germany Office:
Elisabethstraße 91
80797 Munich
Phone +49 (0) 89 5908 2500
Fax +49 (0) 89 5908 2501
NASDAQ: TZOO
12 July 2006
PRIVATE & CONFIDENTIAL
Christopher Loughlin
Travelzoo (Europe) Limited
90 Long Acre
Covent Garden
LONDON WC2E 9RZ
Dear Chris,
          Amendments to your Service Agreement
          This letter serves to confirm the changes to the Service Agreement made between Travelzoo (Europe) Limited (formerly known as Travelzoo UK Limited) and Christopher Loughlin, dated 16 May 2005 (“Service Agreement”).
          The changes set out below are effective from 1 July 2006.
          The Executive Bonus Plan
          As of 1 July 2006, the Executive Bonus Plan for Travelzoo USA has been changed to an Executive Bonus Plan for North America and as such no longer applies to you. Therefore, all references to the Executive Bonus Plan should be removed from the Service Agreement and from Schedule 1 to the Service Agreement.
          The following clauses to the Service Agreement are replaced and should read as follows:
          Definitions: the Company
          The Company is defined as Travelzoo (Europe) Limited (formerly known as Travelzoo UK Limited).
          Definitions: Annual Bonus Plan
          Should now read:
          “Annual Bonus Plan — an individual bonus plan which applies to the Executive subject to the terms described in Schedule 1 for the following periods only: (1) the period from 16 May 2005 to 31 December 2005 (2) the period from 1 January 2006 to 31 December 2006; (3) the period from 1 January 2007 to 31 December 2007; (4) the period from 1 January 2008 to 31 December 2008; and (5) the period from 1 January 2009 to 15 May 2009.”

          Clause 2.1
          Should now read:
          “This Agreement shall be deemed to commence on 16 May 2005 and shall continue (except as provided in Clause 14) for a fixed period of three years. After the initial fixed period of three years, the Agreement may be terminated at any time by either party giving the other one year’s notice in writing.”
          Clause 5
          Should now read:
          “The Company shall pay the Executive, by credit transfer to his bank account, an annual salary of £200,000 payable by equal monthly instalments in arrears for the previous month on or before the first day of each calendar month.”
          Clause 9.1
          Should now read:
          “During his employment, the Executive shall be eligible to participate in the UK Employee Pension Contribution Program, which was adopted by the Company on 25 April 2006 and under which the Company contributes 7% of each qualifying employee’s gross salary to a pension program. The Company’s contribution shall be based on gross salary only and not on any bonus or other payments or allowances.”
          Amendments to Schedule 1
          Quarterly Performance Bonus Plan
          The first sentence should now read:
          “The Executive will be eligible to participate in the Quarterly Performance Bonus Plan which provides up to £30,000 per calendar quarter.”
          All references to “Travelzoo UK” should be changed to “the Company”.
          All references to “£5,000” (Quarterly Bonus Payments) should be changed to “£7,500” making a total Quarterly Bonus Payment of £30,000 (and not £20,000).
          The remainder of the terms relating to Quarterly Performance Bonus Plan remain as in the Service Agreement save that in the penultimate paragraph, reference to the “quarter covering May 15 2008” should be changed to “quarter ending May 15 2009”.
          The Annual Bonus Plan
          The terms of the Annual Bonus Plan should now read:
          “In addition, for (1) the period from 16 May 2005 to 31 December 2005 (2) the period from 1 January 2006 to 31 December 2006; (3) the period from 1 January 2007 to 31 December 2007; (4) the period from 1 January 2008 to 31 December 2008; and (5) the period from 1 January 2009 to 15 May 2009 only, under an Annual Bonus Plan, the Executive will be eligible to receive an Annual Bonus of 20% of the Company’s pro forma operating income generated from the Company’s operations in Europe. The pro forma operating income for the purpose of this Annual Bonus Plan is defined as the Company’s operating income (profit from the Company’s operations before taxes) as per the Company’s audited accounts for the year preceding the year in which the bonus is payable after adding back expenses related to payment of the Annual Bonus for the period and after applying any subscriber credits (“Subscriber Credits”) for the period. Subscriber Credits can be applied up to 250,000 qualifying new subscribers per quarter; and up to an average cost per acquisition (CPA) of £1.63 per subscriber in 2006, £1.90 in 2007, £2.18 in 2008 and up to 275,000 qualifying new subscribers and up to a CPA of £2.18 for the period of 1 January 2009 to 15 May 2009. Qualifying new subscribers are subscribers to the Company’s e-mail publications that were acquired in paid advertising campaigns and meet Travelzoo USA’s quality standards.

          The Annual Bonus will be determined within 30 days after the end of each period by the Chief Financial Officer of Travelzoo USA and the Company’s Chairman and is payable within 60 days after the end of the respective period.
          In order to be eligible for the Annual Bonus Plan or any of the period as defined above, the Executive must be employed by the Company on the last day of the respective period. The profit share under the Annual Bonus Plan will be paid less statutory deductions.
          For the avoidance of doubt the Annual Bonus Plan will only apply to the following five periods during the Executive’s employment: (1) the period from 16 May 2005 to 31 December 2005 (2) the period from 1 January 2006 to 31 December 2006; (3) the period from 1 January 2007 to 31 December 2007; (4) the period from 1 January 2008 to 31 December 2008; and (5) the period from 1 January 2009 to 15 May 2009 only.”
          Please sign and date a copy of this letter and return it to me to confirm your consent to these terms.
          Regards,
          Ralph Bartel
          Chairman
          Accepted:

          Christopher Loughlin
          Date: